Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 24, 2016, relating to the consolidated financial statements of Janus Capital Group Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in such Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Denver, Colorado
March 10, 2016